Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-214083, 333-250143, 333-282832, and 333-290775) on Form S-8 of our reports dated February 11, 2026, with respect to the consolidated financial statements of AMC Networks Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 11, 2026